Exhibit 10.20

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is dated as of May 21, 2022 (the “Effective Date”) by and between African Agriculture, Inc., a Delaware corporation (the “Company”) and Harry Green (the “Executive”). The Company and Executive may each be referred to herein as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties entered into an employment agreement, dated as of July 11, 2021, providing for the employment of Executive by the Company (the “Prior Agreement”);

WHEREAS, it is reasonably anticipated that the Company will consummate a transaction whereby the Company, directly or indirectly, will become a publicly traded entity listed on the Nasdaq Capital Market or other similar public market pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission (a “IPO”); and

WHEREAS, the Parties desire to amend and restate the Prior Agreement in its entirety on the terms and subject to the conditions contained herein, effective as of the Effective Date.

NOW, THEREFORE, it is agreed:

1. Term of Employment. Subject to earlier termination as provided herein, the Company hereby agrees to employ the Executive, and Executive hereby accepts such employment and agrees to remain in the employ of the Company for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Term”). The Term shall be extended automatically for up to two consecutive two year periods. The last automatic annual renewal shall expire on the day immediately preceding the sixth anniversary of the Effective Date. If either Party gives the other a written notice of non-renewal stating his or its intention not to permit the automatic renewal to take effect, then the employment Term shall not automatically renew as provided above. To be effective, a notice of non-renewal must be given not later than the 60th day prior to the applicable anniversary of the Effective Date.

2. Duties of the Executive. Executive shall be the Chief Financial Officer of the Company and shall report directly to the Chief Executive Officer and the Company’s Board of Directors. Subject to the terms hereof, Executive shall use commercially reasonable efforts to perform such duties as assigned to Executive in good faith by the Board of Directors (the “Board”) in connection with the Executive’s duties to oversee and scope of responsibilities as mutually defined, but initially to incorporate providing management, capital markets, business strategy, monitoring, and financial advisory services, and all business development to the Company, and such other services consistent with Executive’s position. Notwithstanding the above, the Company recognizes that Executive engages in other ancillary and certain unrelated business activities which Executive shall be permitted to continue.

3. Compensation.

(a) Base Salary. The Company shall pay Executive an annual base salary of $240,000 per annum (or a fraction thereof for portions of a year), subject to salary increases at the discretion of the majority shareholder of the Company (the “Majority Shareholder”), Chief Executive Officer and the Board. Executive’s salary shall be subject to all appropriate federal, state and municipal withholding taxes and other payroll deductions required by law or authorized by Executive and shall be payable in accordance with the normal payroll procedures of the Company.

(b) Discretionary Annual Bonus. In addition to Executive’s base salary set forth in Section 3(a), with respect to each fiscal year end during the Term (or a fraction thereof for portions of a year during the Term), the Executive shall be eligible to receive an incentive bonus at the discretion of the Majority Shareholder, Chief Executive Officer and the Board (the “Annual Bonus”). Any such Annual Bonus shall be subject to all appropriate withholding taxes and payroll deductions and shall be paid within 60 days after the end of the last fiscal quarter to which such Annual Bonus relates whether or not employee is then employed or not at the time of payment, provided Executive was employed in good standing on the last day of the applicable fiscal year.

(c) Equity Compensation. In connection with an IPO, the Company intends to grant Executive restricted stock equal to one percent (1%) of the common stock of the Company, determined on a fully diluted basis at the time of the IPO (or such Successor) (“Common Stock”), pursuant to the Company’s equity incentive plan (the “Incentive Plan”). The restricted stock will be subject to the terms and conditions of the Incentive Plan and the applicable award agreement.

(d) Initial Bonus Pool. In the event the Company (or any successor thereto in connection with a reverse-merger or other corporate transaction following the Effective Date, (a “Successor”)) achieves a market capitalization of at least $2.5 billion during any 30-day period following the Effective Date (the “Initial Bonus Pool Hurdle”), the Company will fund an initial bonus pool with $25 million (the “Initial Bonus Pool”) within 30 days of the date of the achievement of the Initial Bonus Pool Hurdle. The Majority Shareholder will determine, in consultation with Chief Executive Officer, those employees and service providers of the Company and Chief Executive Officer to be allocated a portion of the Initial Bonus Pool and the amount of such award (collectively, the “Initial Bonuses”). Subject to a grantee’s continuous engagement through the applicable payment date, any Initial Bonuses that become payable pursuant to this Section 3(d) shall be paid to such grantee within 30 days of the date on which the Initial Bonus Pool is funded.

(e) Additional Bonus Pool. In the event the Company (or any Successor) achieves and sustains a market capitalization of at least $5.0 billion during any 60-day period following the Effective Date (the “Additional Bonus Pool Hurdle”), the Company will fund an additional bonus pool with an additional $50 million (the “Additional Bonus Pool”) within 30 days of the date of the achievement of the Additional Bonus Pool Hurdle. The Majority Shareholder will determine, in consultation with Chief Executive Officer, those employees and service providers of the Company and Chief Executive Officer to be allocated a portion of the Additional Bonus Pool and the amount of such award (collectively, the “Additional Bonuses”). Subject to a grantee’s continuous engagement through the applicable payment date, any Additional Bonuses that become payable pursuant to this Section 3(e) shall be paid to such grantee within 30 days of the date on which the Additional Bonus Pool is funded.

4. Executive Benefits, Vacation and Perquisites. During the Term, and after completion of any generally applicable waiting periods or eligibility periods, the Executive shall be eligible to participate in all welfare and retirement benefit plans and programs, if, as and when adopted by the Company, and perquisites, made available to senior executives of the Company.

5. Reimbursement of Expenses. The Company shall reimburse the Executive, upon presentation of receipts or other adequate documentation in accordance with Company policy, for all necessary and reasonable business expenses incurred by the Executive consistent with Company policy, in the course of rendering services to the Company during Executive’s period of employment hereunder.

6. Termination. Either the Company or Executive may terminate Executive’s employment at any time upon notice of such termination (except Executive’s death) to the other Party upon the occurrence of any one of the following events:

(a) Death or Disability. For the purpose of this Agreement, the “Disability” of the Executive shall mean Executive’s inability to perform his material duties for a period of not less than 90 consecutive or 135 non-consecutive calendar days in any 24-month period because of physical or mental incapacities. Executive authorizes any treating physician to consult with the Company and any physician or mental health professional engaged by the Company to determine whether Executive is disabled for purposes of this paragraph. Executive represents that he presently has no condition that if it continues for the requisite period would be deemed to be a Disability for this Section 6(a).

(b) Termination for Cause. The following events, for purposes of this Agreement, shall constitute “Cause” for termination of Executive’s employment by the Company:

(i) The criminal conviction or plea of guilty or nolo contendere to a felony of any kind or any other crime involving securities fraud or theft;

(ii) The willful breach of Executive’s duties specified in this Agreement;

(iii) Executive’s material misconduct with regard to the Company, including, but not limited to, his willful failure to comply with Company written reasonable rules and policies, or his gross neglect or dereliction of duty;

(iv) Executive’s failure to attempt to follow in good faith a reasonable lawful direction of the Board or any committee established by the Board which directs Executive to follow its direction;

(v) Any criminal conviction or plea of guilty or nolo contendere to an act of sexual harassment or other discriminatory or unlawful activity by Executive affecting an employee or class of employees of the Company;

(vi) Any unauthorized conduct, whether dishonest, fraudulent or otherwise that materially discredits the Company or is materially detrimental to the reputation of the Company, and is so adjudged by a Court of competent jurisdiction, and either not appealed or upheld in appeal to the highest Court having jurisdiction;

(vii) Any breach of any of Executive’s obligations under Section 8 below (including, without limitation, Executive’s covenant to maintain the confidentiality of Proprietary Information as set forth in the Proprietary Information and Intellectual Property Agreement and in Section 8(a) hereof).

(viii) Any criminal conviction or plea of guilty or nolo contendere to a violation of the Foreign Corrupt Practices ACT of 1997.

If the Company terminates the Executive’s employment for any of the reasons set forth above, the Company shall have no further obligations hereunder from and after the effective date of termination and shall have all other rights and remedies available under this Agreement or any other agreement, at law or in equity or otherwise. Notwithstanding the foregoing, in the event that the Company determines to terminate Executive’s employment for Cause, if the applicable conduct purporting to constitute Cause is curable, such termination shall only become effective and shall only constitute a termination by the Company for Cause if the Company has first provided Executive with prior written notice detailing the conduct or failure constituting such Cause, and a 30-day period to cure the same. If such conduct or failure is cured prior to the expiration of the 30-day cure period, Cause for termination shall not be deemed to have occurred or to exist.

(c) Termination by the Executive or Company with Notice. The Executive may, subject to Section 8 below, terminate his employment hereunder without liability to the Company arising from the resignation of the Executive upon not less than 60 days’ prior notice to the Company, provided that upon receipt of such notice, the Company may terminate Executive’s employment at any time during the 60-day notice period without liability to pay Executive any amount other than the Accrued Obligations through the termination date. The Company may terminate Executive’s employment at any time during such notice period without liability to the Executive. The Company may terminate Executive’s employment without “Cause” upon not less than 60 days’ prior notice to Executive. Subject to any cure rights (as described in Section 6(b)), the Company may terminate Executive’s employment at any time for Cause immediately upon giving such notice or at such other time thereafter as the Company may designate.

7. Compensation Upon Termination.

(a) General. Unless otherwise provided for herein, upon the termination of Executive’s employment under this Agreement for any reason, Executive shall be entitled to (collectively, “Accrued Obligations”): (i) the Executive’s earned but unpaid base salary through the effective date of termination; (ii) any bonus, including incentive bonus, earned for the prior or current year of termination remaining unpaid on the effective date of termination, which shall be payable when such bonus is paid to other senior executives of the Company; and (iii) any authorized but unreimbursed business expenses accrued through the date of termination. Except as otherwise set forth in Section 7(a)(ii), Executive’s Accrued Obligations shall be payable within 30 days of Executive’s effective date of termination. In the event of Executive’s termination due to death or Disability, Executive will only be entitled to the Accrued Obligations. If the Executive’s employment hereunder terminates because of his death, all amounts payable hereunder through his date of death shall be paid to his administrators, personal representatives, heirs and legatees, as may be appropriate.

(b) Termination for Cause or Executive’s Resignation. If the Company terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason, Executive shall only be entitled to receive his Accrued Obligations, provided, however, Executive will not be entitled to payment of any bonus as described in Section 7(a)(ii).

(c) Termination without Cause or Resignation for Good Reason. In the event that Executive is terminated by the Company without Cause or resigns for Good Reason (defined below), Executive shall be entitled to receive severance, in addition to the Accrued Obligations, subject to the Executive’s execution and delivery (and non-revocation) of a general release of all claims in substantially the form attached hereto as Exhibit A within 60 days following such termination, which shall include (i) 12 months of base salary, payable in periodic installments on the Company’s regular payroll dates, beginning with the next payroll date immediately following the expiration of the 60th day following the effective date of termination (which first payment shall include any payments of base salary that should have been made during such 60-day period but for the 60-day release consideration period); and (ii) if Executive is currently enrolled (and continues to be enrolled through the effective date of termination) in the Company’s group health insurance plan and Executive timely elects COBRA continuation coverage, the Company will pay directly to the insurance provider the employer portion of the applicable COBRA premium costs for the same coverage that Executive had in effect as of the effective date of termination for Executive and any eligible dependents for 12 months following the effective date of termination; provided that Executive will continue to be responsible for the remaining balance of the monthly COBRA premium costs (and all premium costs after such date), including any increases in such premium costs as applicable to the Company’s employees from time to time.

(d) For purposes of this Agreement, “Good Reason” means a termination by executive of Executive’s employment hereunder if (i) any of the following events occur without Executive’s consent, (ii) within 60 days after the occurrence of such event, Executive notifies the Company in writing that such event has occurred describing such event in reasonable detail and demanding cure, (iii) such event is not cured within 30 days after Executive so notifies the Company, and (iv) Executive has terminated Executive’s employment or service within 30 days after the end of the cure period: (a) any relocation of Executive’s principal place of employment to a location that is more than 25 miles from Executive’s current principal place of employment; (b) material breach by the Company of any provision, agreement or representation contained in this Agreement; (c) a material reduction in the rate of base salary, other than in connection with an across the board reduction of the base salaries of senior executives of the Company; or (d) a material diminution caused by the Company of Executive’s duties, including change in reporting obligation or the assignment to Executive of Executive’s duties, inconsistent with the authority or responsibility associated with Executive’s position as Chief Financial Officer.

8. Noncompetition; Non-solicitation; Proprietary Information and Intellectual Property.

(a) As of the Effective Date, Executive entered into a Proprietary Information and Intellectual Property Agreement1 in the form attached hereto as Exhibit B and shall perform fully his obligations thereunder.

(b) Executive acknowledges that he has and will acquire Proprietary Information (as defined in the Proprietary Information and Intellectual Property Agreement) during his employment with the Company, that, pursuant to the performance of his employment duties he will have access to the Company’s customers and prospective customers which, if solicited for business by Executive following any termination of his employment, could cause substantial and irreparable economic harm to the Company. Accordingly, during the Term and for one year thereafter, the Executive shall not in the United States or any other locale where the Company conducts business (the “Territory”), directly or indirectly, either alone or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, employee, partner, member, director, shareholder or in any other manner whatsoever: (i) carry on or be engaged in an agricultural business similar to that conducted by the Company (the “Business”) or any other agricultural business which is in competition with the Business as existing on the date of Executive’s termination of employment; or (ii) solicit agricultural business from, or sell any agricultural products to, any of the Company’s customers in the Territory or any other person, firm or corporation in the Territory to whom the Company has sold products or services within one year preceding the date of such termination, or to any prospective customers who have been contacted by the Company at any time during the one year prior to such termination, where such solicitation or sale would involve the sale of agricultural products or services competitive with the Business.

(c) Executive agrees that neither he, nor any person or entity with which he is engaged, affiliated or employed, will directly or indirectly employ or seek to employ or engage in any other capacity, directly or indirectly, any person employed by the Company or by any customer or supplier of the Company, or by any strategic partner of the Company on such termination date, or otherwise encourage or entice any such person to terminate such employment with the Company during the Term and for a period of one year thereafter. For this purpose, a “person employed by the Company” shall mean individuals and entities employed as employees, and consultants or experts engaged by the Company and the individuals providing the consultants or experts services to the Company. The restriction in this paragraph applicable during any post-employment period shall only apply to persons employed by the Company on the date of termination or during the 24-month period prior thereto.

9. Equitable Relief. The Executive acknowledges that the services to be rendered by Executive are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law. A breach by Executive of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Executive further acknowledges that he possesses unique skills, knowledge and ability and that competition by Executive in violation of this Agreement, unauthorized disclosure of confidential information, or a breach of the non-solicitation provision of Section 8, or any other breach or threatened breach of the provisions of this Agreement would be extremely detrimental to the Company. The Executive agrees that the Company shall be entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach or threatened breach of Section 8 of this Agreement or the agreements referenced in Section 8(a) by Executive. Company warrants that it will provide reasonable and customary Directors and Officers insurance coverage for Executive.

[1]	Note to Draft: This was not executed at the time of the prior agreement; client will need to execute in connection with this agreement.

10. Release. In consideration of the terms of this Agreement, Executive hereby voluntarily, knowingly and irrevocably: (i) acknowledges that the obligations hereunder represent the full payment to which Executive may be entitled pursuant to the Prior Agreement; (ii) waives any and all other rights and claims that Executive had, has or may have arising out of or relating to the Prior Agreement; and (iii) releases and discharges the Company and its affiliates and its and their respective present and former officers, directors, employees and agents, attorneys, members, owners and shareholders from any and all actions, agreements, claims, damages, expenses (including attorney’s fees and costs), judgments, liabilities, obligations or suits of any kind whatsoever, in law, equity or otherwise, arising out of or related to the Prior Agreement or this Agreement.

11. Assignment. This Agreement is personal to the Executive. Neither this Agreement nor its benefits may be assigned in any way by the Executive. This Agreement shall be binding upon the Company and the Executive, their respective heirs, executors, administrators or successors in interest.

12. Severability and Reformation. If one or more parts of this Agreement are declared by any court or governmental authority to be unlawful, unenforceable as written or invalid, such declaration shall not invalidate any part of this Agreement not declared to be unlawful, unenforceable or invalid. Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

13. Waiver. Any waiver by any Party of any breach of any kind or character whatsoever by any other Party, whether such waiver be direct or implied, shall not be construed as a continuing or succeeding waiver of, or consent to, any subsequent breach of any provision of this Agreement.

14. Integrated Agreement. This Agreement and its attachments constitute the entire Agreement between the Parties hereto with regard to the subject matter hereof, and thereof. There are no agreements, understandings, restrictions, inducements, warranties or representations relating to said subject matters between the Parties other than those set forth herein and therein. This Agreement may be amended or superseded only in a writing executed by both Parties. Waivers must be in writing to be effective.

15. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or on the next business day if sent by a nationally recognized overnight delivery service, or by express mail to the Parties at addresses set forth above or at such other addresses as shall be specified by the Parties by like notice:

If to the Company:

Alan Kessler

445 Park Avenue, 9th Floor

New York, New York 10022

with a copy to:

Anthony Saur, Esq.

Morrison Cohen LLP

909 Third Ave, 26th Floor

New York, New York 10022

If to the Executive:

Harry Green

172 Brewster Road

Scarsdale, New York 10583

Notice so given shall be deemed to be given and received on the date of delivery to such address(es). Counsel for a Party may give notices on behalf of a Party.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws, of the State of New York applicable to agreements executed and to be fully performed in such state. Choice of law rules that might apply the law of any other jurisdiction shall not apply.

17. Arbitration. Subject to Section 9 above, any dispute, claim or controversy which arises at any time concerning this Agreement shall be submitted to final and binding arbitration before three arbitrators pursuant to the then effective rules of the American Arbitration Association, venued in the City of New York, State of New York; and any award rendered resolving such dispute may be enforced by any court. Pre-hearing discovery shall be subject to the discretion of the arbitrators appointed to hear a particular claim. Subject to the remaining provisions of this Section 17, each disputing Party shall share equally all of the administrative costs of any arbitration, the fees and expenses of the American Arbitration Association, including, without limitation, any advances or deposits required. Executive shall be the “Non-Prevailing Party” in any proceeding hereunder unless the arbitrators award the Executive more than one-half of all of the amounts in dispute and resolves all non-monetary disputes in favor of the Executive (in which event, the Company shall be deemed to be the Non-Prevailing Party). The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, any administrative fees arising in connection therewith, and the expenses, including without limitation, attorneys’ fees and costs, reasonably incurred by the other Party to the arbitration.

18. Section 409A.

(a) General. The Parties intend that any amounts payable or benefits provided hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment. With respect to the timing of any payments made pursuant to this Agreement, in any case where the first and last days of a time period during which a payment is due to Executive are in two separate taxable years, any such payment required to be made to Executive that is treated as deferred compensation for purposes of Section 409A shall be made in the later taxable year. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Parties agree to negotiate in good faith to make amendments to this Agreement, as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A.

(b) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a “specified employee” (as defined in Section 409A), then: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided, without interest, on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

19. Survival. All obligations of either Party which by their terms do not require performance until after termination of Executive’s employment hereunder, shall survive such termination.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first written above.

AFRICAN AGRICULTURE, INC.

By:	/s/ Alan Kessler
Name:	Alan Kessler
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Harry Green
Harry Green

[Signature Page to Amended and Restated Employment Agreement]

EXHIBIT A to employment agreement

GENERAL RELEASE

This GENERAL RELEASE (“Release”) dated as of ________________, is given by Harry Green (“Executive”) to African Agriculture, Inc., a Delaware corporation (“Company”).

WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated as of _________________________ under which Executive was employed to serve as the Company’s Chief Financial Officer;

WHEREAS, the Executive’s employment with the Company (has been) (will be) terminated effective __________________; and

WHEREAS, pursuant to Section 7(c) of the Employment Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:

1. Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company (and any of its affiliates), and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment by Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. Executive relinquishes any right to future employment by Company and Company shall have the right to refuse to re-employ Executive without liability.

2. This Release extends to all claims based upon any fact or matter occurring prior to Executive’s execution of this Agreement, whether known or unknown, and whether contingent or determined including, but not limited to, all claims under common law, statute, regulation, or ordinance, and including, but not limited to, all claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, New York Labor Law, New York Human Rights Law, New York City Administrative Code, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, and all claims for negligence, breach of contract, wrongful or retaliatory discharge, defamation and intentional infliction of emotional distress.

3. Notwithstanding the foregoing, nothing in this Agreement releases the Company or any other person from (or any claims Executive has or may have relating to or arising from), in each case as applicable, (i) its obligation to indemnify and hold harmless Executive for any expense, liability and loss of Executive by reason of being or having been a director or officer of any Company entity, consistent with the bylaws of the respective Company entities, any D&O policy or as otherwise provided by applicable law; or (ii) its obligations under this Agreement, under any Section 401(k) plan; or under COBRA, and/or (iii) its obligations regarding any other vested benefits or bonuses under the Agreement, the benefit plans of the Company and/or any other Company entity. Nothing herein shall be deemed to release by Executive of any claim that, under applicable law, is not subject to release by private agreement.

4. This Release does not, and shall not be construed to, release or limit the scope of any existing obligation of Company to Executive and his eligible, participating dependents or beneficiaries under any existing benefit or retirement plan of the Company in which Executive or such dependents are participants.

5. Executive acknowledges and agrees that:

(a) he has read and understands this Release in its entirety;

(b) the payments and other benefits provided to his for executing this Release exceed the nature and scope of that to which he would otherwise have been entitled to receive from the Company;

(c) he has been advised in writing to consult with an attorney about this Release before signing it and has had ample opportunity to do so;

(d) he has been given 21 days to consider this Release before signing it;

(e) he has the right to revoke this Release in full within seven calendar days of signing it by providing written notice to the Chairman of the Company, and that this Release shall not become effective until that seven-day revocation period has expired; and

(f) he enters into this Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

6. This release may not be modified amended or superseded and no provision may be waived orally. Any and all amendments and waivers and any substitution must be memorialized in a writing signed by both parties.

7. This release shall be governed under New York law applicable to agreements executed and to be fully performed in such state. Choice of law rules that might cause the application of any other law shall not apply. Executive agrees that the only proper venue for any dispute under this Release shall be in the state or federal courts located in New York City, New York. Executive consents to such jurisdiction and agrees not to seek to transfer or dismiss any case or proceeding brought before such courts in such venue.

IN WITNESS WHEREOF, the Executive has executed this Release as of the date first above written.

EXECUTIVE

Harry Green

EXHIBIT B to employment agreement

Proprietary Information and Intellectual Property Agreement

This Proprietary Information and Intellectual Property Agreement is entered into this May 21, 2022, by and between African Agriculture, Inc., a Delaware corporation (the “Company”) and Harry Green (“I”, “me” or “my”).

RECITALS

A. I recognize that the Company, together with its subsidiaries and other affiliates, is engaged in a continuous program of consulting, research, development, experimentation and production respecting its businesses, present and future.

B. On the date hereof, I am entering into an Employment Agreement with the Company. This Agreement is intended to be supplementary to the Employment Agreement but shall survive the expiration or earlier termination of my employment thereunder.

C. As part of my employment by the Company, I may make, contribute or participate in the development of new inventions and works of authorship of value to the Company.

D. My employment creates a relationship of confidence and trust between me and the Company with respect to any information (1) applicable to the businesses of the Company, or (2) applicable to the businesses of any client or customer of the Company which may be made known to me by the Company or by any client or customer of the Company, or learned or developed by me during the period of my employment.

E. The Company possesses and will in the future possess information that has been, or will be, created, discovered or developed, or has become or will become otherwise known to the Company (including, without limitation, information created, discovered or developed by or made known to me during the period of or arising out of my employment by the Company), and/or in which property rights have been or will be assigned or otherwise conveyed to the Company or any of its clients or customers, which information has or will have actual or potential economic value in the businesses in which the Company or any customer or client of the Company, as the case may be, is engaged. All of the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes customer names, customer needs, consulting practices, trade secrets, processes, formulae, data, know-how, improvements, inventions, works of authorship, derivative works, computer software programs or portions thereof (including all of the following with respect thereto: applications, database schemas, screen shots, installation and configuration materials, workflow and process diagrams and the structure, organization and appearance of any user interfaces), documentation and training materials, online help systems, content and design of the Company’s restricted-access web site, programming and other techniques, prototypes, specifications, work-in-progress, business plans, contract terms, product pricing, marketing plans, strategies, budgets, unpublished financial statements, financing arrangements, audit reports, forecasts, personnel information and customer lists and information.

F. As used herein, the period of my employment includes any time prior to the date hereof during which I was an employee or consultant of the Company and any time after termination of my employment relationship in which I may be retained as a consultant by the Company.

AGREEMENT

In consideration of my employment and continued employment as set forth in the Employment Agreement, I hereby agree as follows:

1. Proprietary Information. I hereby agree that I shall have no right, title or interest in or to any Proprietary Information or any patents, copyrights, trademarks and other rights in connection therewith. In furtherance of the foregoing, I hereby assign to the Company any right, title or interest I may have or acquire in or to all Proprietary Information and all patents, copyrights, trademarks and other rights in connection therewith. At all times, both during my employment by the Company and after its termination, I will not acquire any Proprietary Information by improper means, I will keep in confidence and trust all Proprietary Information that I may acquire, and I will not use or disclose any such Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties in good faith as an employee of the Company.

2. Return of Materials. In the event of the termination of my employment or consultancy by me or by the Company for any reason, I will deliver to the Company all equipment, media, documents and data of any nature pertaining to my work with the Company and I will not take with me any equipment, media, documents or data of any description or any reproduction thereof containing or pertaining to any Proprietary Information. In addition, I will bring to the Company’s offices any computer equipment or media owned or possessed by me that contained any of the foregoing so that the Company may verify that all copies thereof have been completely removed therefrom.

3. Disclosure of Company Intellectual Property. I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, works of authorship, derivative works, computer software programs or portions thereof, formulae, processes, techniques, know-how, data and ideas, whether or not patentable or copyrightable, made, conceived, reduced to practice, developed, created, authored, originated or learned by me, either alone or jointly with others:

(a) during the period of my employment or consultancy that are directly or indirectly related to the business of the Company or the actual or demonstrably anticipated research or development of the Company, or result from work performed by me for the Company or otherwise within the scope of my responsibilities with the Company or on Company time, or result from use of facilities, equipment or supplies of the Company or use or knowledge of any Proprietary Information;

(b) during the period of my employment or consultancy that are directly or indirectly related to the business of any customer or client of the Company or the actual or demonstrably anticipated research or development of any client or customer of the Company, or result from work performed by me for any client or customer of the Company or otherwise within the scope of my responsibilities with respect to any client or customer of the Company; or

(c) within six months after termination of my employment that are directly or indirectly conceived as a result of, or are suggested or attributable to, work done by me during such employment or consultancy or result from use or knowledge of any Proprietary Information;

(all said improvements, inventions, works of authorship, derivative works, formulae, processes, techniques, know-how, ideas and data, whether or not disclosed by me to the Company in accordance with this Section 3, shall be collectively hereinafter called “Company Intellectual Property”).

4. Ownership of Company Intellectual Property. I hereby agree that I shall have no right, title or interest in or to any Company Intellectual Property or any patents, copyrights, trademarks or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Company Intellectual Property and all patents, copyrights, trademarks and other rights in connection therewith. I further agree as to all Company Intellectual Property to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, trademarks and other rights and protections relating to the Company Intellectual Property in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks and other rights and protections and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating to the Company Intellectual Property in any and all countries shall continue beyond the termination of my employment or consultancy, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance. In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any Company Intellectual Property, for any reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact to act for and on my behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by me.

5. Employee Intellectual Property. As a matter of record I have identified on the Exhibit hereto (which Exhibit is initialed by me and the Company) all inventions, improvements, works of authorship or derivative works that have been made, conceived, reduced to practice, created or authored by me alone or jointly with others prior to my engagement by the Company that I desire to remove from the operation of this Agreement. I represent that such list is complete and that I have not made or authored any other such inventions, improvements, works of authorship or derivative works at the time of signing this Agreement.

6. No Conflict or Breach. I represent that my performance of all terms of this Agreement and of my duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to the date hereof, or any order of any court, arbitration panel or governmental agency. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7. Former Employers. I understand that as part of the consideration for the offer of employment or consultancy extended to me by the Company and of my employment or consultancy or continued employment or consultancy by the Company that the Company requires that I make the representations and warranties in this Section 7. Accordingly, I represent, warrant and covenant the truth and accuracy of the following:

I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company (a) any materials, documents or proprietary information of a former employer or client that are not generally available to the public, unless I have obtained written authorization from such former employer or client for their possession and use, or (b) any proprietary information that I know or should have known has been acquired without the express permission of the owner thereof.

The only materials or documents of a former employer or client that are not generally available to the public that I have brought or will bring to the Company or have used or will use in my employment or consultancy are identified in the Exhibit attached hereto, and, as to each such item, I represent that I have obtained prior to the effective date of my employment or consultancy with the Company written authorization for its possession and use in my employment or consultancy with the Company.

I also understand that, in my employment or consultancy with the Company, I am not to breach any obligation of confidentiality that I have to former employers or clients, and I agree that I shall fulfill all such obligations during my employment or consultancy with the Company.

8. Injunctive and Equitable Relief. I agree that in addition to any other rights and remedies available to the Company for any breach or threatened breach by me of my obligations hereunder, the Company shall be entitled to enforce my obligations hereunder by temporary restraining order, court injunction, or court ordered affirmative acts, which orders and injunction or ordered acts may restrain a future breaching of this Agreement if there is reasonable ground to believe that such a breach is threatened. I further agree to allow the Company to enjoin future use or disclosure of its trade secrets if it has reasonable grounds to believe such action is necessary or reasonably desirable to protect such trade secrets. No proof of actual damages or surety shall be required as a prerequisite for relief under this Section 8.

9. Successors, Assigns, Etc. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns, provided that this Agreement may not be assigned by me. This Agreement is for the benefit of the Company and its successors.

10. Severability/Modification. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11. Other Applicable Law. This Agreement does not limit any duties, responsibilities or obligations that I may have, or any rights of the Company, under applicable law, including without limitation any trade secrets acts now or hereafter in effect.

12. Headings. The headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of any provision hereof.

13. Attorneys’ Fees. The Company shall be entitled to reimbursement for reasonable attorneys’ fees and litigation costs or expenses incurred in its enforcement of the terms of this Agreement.

14. Governing Law. [This Proprietary Information and Intellectual Property Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to any conflict of laws provision thereof which may cause the application of the laws of any other jurisdiction.] The parties agree that the only proper venue for any dispute under this Agreement shall be in the state or federal courts located in New York City, New York. The parties agree that the only proper venue for any dispute under this Agreement shall be in the state or federal courts located in New York City, New York. Each party consents to such jurisdiction and agrees not to seek to transfer or dismiss any case or proceeding brought before such courts in such venue.

Date: May 21, 2022

/s/ Harry Green
Harry Green

ACCEPTED AND AGREED TO:
AFRICAN AGRICULTURE, INC.

By:	/s/ Alan Kessler
Its:	Chief Executive Officer